                                                                      EXHIBIT 11

                            THERMO OPTEK CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE

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
                                                                          NINE MONTHS ENDED
                                                                     ---------------------------
                                                                     SEPTEMBER 30, SEPTEMBER 28,
                                  1993         1994         1995         1995          1996
                               ----------   ----------   ----------  ------------- -------------
                                                                             (UNAUDITED)
COMPUTATION OF PRIMARY
  EARNINGS PER SHARE:
     Net Income(a)...........  $15,372,000  $14,423,000  $16,009,000  $12,445,000   $16,146,000
                               -----------  -----------  -----------  -----------   -----------
     Shares:
     Weighted average shares
       outstanding...........   45,000,000   45,000,000   45,000,000   45,000,000    46,389,560
     Add: Shares issuable
       from assumed exercise
       of options (as
       determined by the
       application of the
       treasury stock
       method)...............      157,040      157,040      157,040      157,040        52,347
                               -----------  -----------  -----------  -----------   -----------
     Weighted average shares,
       as adjusted(b)........   45,157,040   45,157,040   45,157,040   45,157,040    46,441,907
                               -----------  -----------  -----------  -----------   -----------
  PRIMARY EARNINGS PER SHARE
     (A) / (B)...............  $       .34  $       .32  $       .35  $       .28   $       .35
                               ===========  ===========  -==========  ===========  ============
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